Equity Residential

Third Quarter 2022

Earnings Release & Supplemental Information

GRESB
★★★★★ 2022

Nareit
2021 Gold Nareit Corporate Diversity, Equity and Inclusion Award Recipient

SUSTAINALYTICS
a Morningstar company
ESG INDUSTRY TOP RATED
2022

INVESTOR RELATIONS CONTACT:

Mr. Marty McKenna

investorrelations@eqr.com

(312) 474-1300

Two North Riverside Plaza

Chicago, IL 60606

MILO

FEATURED COMMUNITIES (top to bottom):

The Weaver – Austin, TX | Acquired December 2021

Milo – Denver, CO | Acquired December 2021

Third Quarter 2022 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

October 25, 2022

Equity Residential Reports Third Quarter 2022 Results

Strong Performance Driven by Healthy Demand During the Primary Leasing Season

Chicago, IL – October 25, 2022 - Equity Residential (NYSE: EQR) today reported results for the quarter and nine months ended September 30, 2022 and has posted a Q3 2022 Management Presentation to its website as referenced below.

Third Quarter 2022 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended September 30,
	2022	2021	$ Change	% Change
Earnings Per Share (EPS)	$0.86	$1.15	$(0.29)	(25.2%)
Funds from Operations (FFO) per share	$0.90	$0.76	$0.14	18.4%
Normalized FFO per share	$0.92	$0.77	$0.15	19.5%

	Nine Months Ended September 30,
	2022	2021	$ Change	% Change
Earnings Per Share (EPS)	$1.63	$2.14	$(0.51)	(23.8%)
Funds from Operations (FFO) per share	$2.56	$2.21	$0.35	15.8%
Normalized FFO per share	$2.58	$2.17	$0.41	18.9%

“Our affluent resident base remains well employed with growing incomes, creating strong demand to live in our desirable properties and driving outstanding financial results this quarter. Demand remains solid, albeit with slightly more price sensitivity in San Francisco and Seattle than we expected,” said Mark J. Parrell, Equity Residential’s President and CEO. “The substantial embedded growth in our rent roll and our financially resilient and highly employable resident base leaves us well positioned to deliver above average results in 2023 despite likely macroeconomic turbulence. Longer term, we will continue to benefit from trends such as high single family housing costs, favorable demographics and an overall deficit in housing across the country.”

Recent Highlights

•
The Company reported an 11.8% increase in same store revenue for the third quarter of 2022 compared to the same period of 2021, driven by healthy demand during the primary leasing season. Moderate same store expense growth of 3.5% continued to be driven by favorable real estate tax and payroll expenses.
•
The Company now expects its full year 2022 same store revenue growth to be approximately 10.6%, slightly above its prior midpoint, and has adjusted various guidance ranges as further described in this release and in the Management Presentation referenced below.
•
The Company sold two properties during the quarter for a total sale price of $480.5 million and used the proceeds to pay down $500.0 million in debt due in 2023.
•
The Company recently published its ninth annual Environmental, Social and Governance (ESG) report highlighting Equity Residential’s goals and accomplishments.

Full Year 2022 Guidance

The Company has revised its guidance for its full year 2022 same store operating performance, EPS, FFO per share and Normalized FFO per share as listed below:

	Revised	Previous	Change at Midpoint
Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.4%	96.5%	(0.1%)
Revenue change	10.6%	10.0% to 11.0%	0.1%
Expense change	3.3%	2.5% to 3.5%	0.3%
NOI change	14.25%	13.75% to 14.75%	0.0%

EPS	$2.02 to $2.04	$1.98 to $2.08	$0.00
FFO per share	$3.49 to $3.51	$3.45 to $3.55	$0.00
Normalized FFO per share	$3.52 to $3.54	$3.48 to $3.58	$0.00

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 28 through 33 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 6, 30 and 31 of this release.

Results Per Share

The changes in EPS for the quarter and nine months ended September 30, 2022 compared to the same periods of 2021 are due primarily to lower property sale gains and higher depreciation expense in the current periods, offset by the various adjustment items listed on page 26 of this release and the items described below.

The per share changes in FFO for the quarter and nine months ended September 30, 2022 compared to the same periods of 2021 are due primarily to the various adjustment items listed on page 26 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Third Quarter 2022 vs. Third Quarter 2021	September YTD 2022 vs. September YTD 2021
Residential same store NOI	$0.16	$0.43
Non-Residential same store NOI	–	0.01
Lease-Up NOI	0.02	0.04
2022 and 2021 transaction activity impact on NOI, net	(0.01)	0.01
Interest expense, net	–	(0.03)
Corporate overhead (1)	(0.01)	(0.03)
Other items	(0.01)	(0.02)
Net	$0.15	$0.41

(1)
Corporate overhead includes property management and general and administrative expenses.

Same Store Results

The following table shows the total same store results for the periods presented.

	Third Quarter 2022 vs. Third Quarter 2021	Third Quarter 2022 vs. Second Quarter 2022	September YTD 2022 vs. September YTD 2021
Apartment Units	73,402	77,788	72,869
Physical Occupancy	96.5% vs. 96.6%	96.4% vs. 96.7%	96.5% vs. 95.9%

Revenues	11.8%	2.1%	11.1%
Expenses	3.5%	4.6%	3.0%
NOI	16.2%	0.9%	15.3%

On page 10 of this release, the Company has provided a breakout of Residential and Non-Residential same store results with definitions that can be found on page 32 of this release. Non-Residential operations account for approximately 3.7% of total revenues for the nine months ended September 30, 2022.

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Third Quarter 2022 vs. Third Quarter 2021	Third Quarter 2022 vs. Second Quarter 2022	September YTD 2022 vs. September YTD 2021
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	10.8%	3.6%	7.8%
Leasing Concessions	1.7%	0.1%	1.7%
Vacancy gain (loss)	(0.7%)	(0.6%)	0.2%
Bad Debt, Net (1)	(0.3%)	(1.2%)	0.9%
Other (2)	0.6%	0.2%	0.6%
Same Store Residential Revenues- current period	12.1%	2.1%	11.2%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. The negative contributions to revenue growth in the quarter and sequentially in this category are due to lower resident payments from governmental rental assistance as the programs wind down.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 11 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 72,869 same store apartment units):

	Q2 2022	Q3 2022	October 2022 (1)
Physical Occupancy	96.7%	96.5%	96.2%
Percentage of Residents Renewing by quarter/month	56.3%	53.8%	56.0%

New Lease Change	19.1%	13.0%	5.3%
Renewal Rate Achieved	11.2%	10.0%	8.9%
Blended Rate	14.8%	11.3%	7.4%

(1)
October 2022 results are preliminary. October 2022 operating metrics are generally consistent with the Company's expectations and are being driven by a more challenging 2021 comparable period and slightly greater price sensitivity in Seattle and San Francisco.

Investment Activity

The Company did not acquire any operating properties during the third quarter of 2022 but did enter into separate unconsolidated joint ventures to develop vacant land parcels in Frisco, Texas (further described below) and suburban Boston at a total cost of approximately $56.9 million. During the first nine months of 2022, the Company acquired a 172-unit apartment property in San Diego, built in 2020, for $113.0 million at an Acquisition Cap Rate of 3.5% as well as the two land parcels discussed above.

During the third quarter of 2022, the Company sold a 455-unit apartment property in New York, built in 2001, for $415.0 million at a Disposition Yield of 3.4%, and a 136-unit apartment property in Washington, D.C., built in 1962, for $65.5 million at a Disposition Yield of 4.3%. These two asset sales generated an Unlevered IRR of 4.6%. During the first nine months of 2022, the Company sold three properties for a total sale price of approximately $746.2 million at a weighted average Disposition Yield of 3.4%, generating an Unlevered IRR of 5.3%.

Also during the third quarter of 2022, the Company began activity on two unconsolidated projects as part of its joint venture with Toll Brothers. The Company began construction on Lyle, a 334-unit apartment property in Dallas, Texas and entered into a joint venture on Remy, a 357-unit apartment property in Frisco, Texas that began construction in the first quarter of 2022.

Capital Markets Activity

In August 2022, the Company used proceeds from the property sales described above and cash on hand to redeem at par its $500.0 million in 3.0% unsecured notes originally due to mature in April 2023, substantially reducing its 2023 maturities.

In conjunction with the redemption, the Company recorded $3.8 million in non-cash write-offs of unamortized debt discounts and deferred financing costs which are not included in Normalized FFO.

In October 2022, the Company settled all of its outstanding forward equity sales agreements under its At-The-Market (ATM) share offering program, which were entered into during the third quarter of 2021. As a result, it issued 1,740,550 common shares at $80.22 per share and received total proceeds of approximately $139.6 million.

Fourth Quarter 2022 Guidance

The Company has established guidance ranges for the fourth quarter of 2022 EPS, FFO per share and Normalized FFO per share as listed below:

Q4 2022 Guidance
EPS	$0.39 to $0.41
FFO per share	$0.93 to $0.95
Normalized FFO per share	$0.94 to $0.96

The difference between the third quarter of 2022 actual EPS of $0.86 and the fourth quarter of 2022 EPS guidance midpoint of $0.40 is due primarily to lower expected property sale gains, partially offset by higher expected Residential same store NOI.

The difference between the third quarter of 2022 actual FFO of $0.90 per share and the fourth quarter of 2022 FFO guidance midpoint of $0.94 per share is due primarily to higher expected Residential same store NOI.

The difference between the third quarter of 2022 actual Normalized FFO of $0.92 per share and the fourth quarter of 2022 Normalized FFO guidance midpoint of $0.95 per share is due primarily to higher expected Residential same store NOI.

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 308 properties consisting of 79,594 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and government regulation. In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, October 26, 2022 at 10:00 a.m. CT. In connection with the conference call, the Company is also providing a Management Presentation on its website. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link and the presentation.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2022	2021	2022	2021
REVENUES
Rental income	$2,035,477	$1,818,867	$695,099	$623,206

EXPENSES
Property and maintenance	365,277	341,261	124,048	116,461
Real estate taxes and insurance	302,899	297,780	100,361	96,909
Property management	83,035	74,357	25,729	23,772
General and administrative	47,033	43,102	13,372	13,041
Depreciation	667,896	616,032	214,129	215,397
Total expenses	1,466,140	1,372,532	477,639	465,580

Net gain (loss) on sales of real estate properties	304,346	587,623	196,551	363,928

Operating income	873,683	1,033,958	414,011	521,554

Interest and other income	4,844	25,293	720	973
Other expenses	(9,191)	(10,908)	(3,755)	(3,456)
Interest:
Expense incurred, net	(217,093)	(202,733)	(72,412)	(68,251)
Amortization of deferred financing costs	(6,421)	(6,172)	(2,220)	(2,048)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	645,822	839,438	336,344	448,772
Income and other tax (expense) benefit	(725)	(679)	(152)	(284)
Income (loss) from investments in unconsolidated entities	(3,456)	(3,028)	(1,027)	(1,156)
Net gain (loss) on sales of land parcels	—	5	—	—
Net income	641,641	835,736	335,165	447,332
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(21,024)	(27,903)	(10,997)	(14,847)
Partially Owned Properties	(2,726)	(1,957)	(1,143)	(534)
Net income attributable to controlling interests	617,891	805,876	323,025	431,951
Preferred distributions	(2,318)	(2,318)	(773)	(773)
Net income available to Common Shares	$615,573	$803,558	$322,252	$431,178

Earnings per share – basic:
Net income available to Common Shares	$1.64	$2.15	$0.86	$1.15
Weighted average Common Shares outstanding	375,710	373,474	375,850	374,308

Earnings per share – diluted:
Net income available to Common Shares	$1.63	$2.14	$0.86	$1.15
Weighted average Common Shares outstanding	389,394	387,642	389,300	388,374

Distributions declared per Common Share outstanding	$1.875	$1.8075	$0.625	$0.6025

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2022	2021	2022	2021
Net income	$641,641	$835,736	$335,165	$447,332
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(2,726)	(1,957)	(1,143)	(534)
Preferred distributions	(2,318)	(2,318)	(773)	(773)
Net income available to Common Shares and Units	636,597	831,461	333,249	446,025

Adjustments:
Depreciation	667,896	616,032	214,129	215,397
Depreciation – Non-real estate additions	(3,189)	(3,228)	(1,075)	(1,052)
Depreciation – Partially Owned Properties	(2,097)	(2,676)	(543)	(994)
Depreciation – Unconsolidated Properties	1,897	1,867	657	634
Net (gain) loss on sales of unconsolidated entities - operating assets	(9)	(4)	—	—
Net (gain) loss on sales of real estate properties	(304,346)	(587,623)	(196,551)	(363,928)
FFO available to Common Shares and Units	996,749	855,829	349,866	296,082

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	3,296	3,557	781	910
Debt extinguishment and preferred share redemption (gains) losses	4,316	264	3,847	—
Non-operating asset (gains) losses	(1,174)	(23,014)	156	294
Other miscellaneous items	1,832	4,520	2,017	1,179
Normalized FFO available to Common Shares and Units	$1,005,019	$841,156	$356,667	$298,465

FFO	$999,067	$858,147	$350,639	$296,855
Preferred distributions	(2,318)	(2,318)	(773)	(773)
FFO available to Common Shares and Units	$996,749	$855,829	$349,866	$296,082
FFO per share and Unit – basic	$2.57	$2.22	$0.90	$0.77
FFO per share and Unit – diluted	$2.56	$2.21	$0.90	$0.76

Normalized FFO	$1,007,337	$843,474	$357,440	$299,238
Preferred distributions	(2,318)	(2,318)	(773)	(773)
Normalized FFO available to Common Shares and Units	$1,005,019	$841,156	$356,667	$298,465
Normalized FFO per share and Unit – basic	$2.59	$2.18	$0.92	$0.77
Normalized FFO per share and Unit – diluted	$2.58	$2.17	$0.92	$0.77

Weighted average Common Shares and Units outstanding – basic	387,603	385,841	387,745	386,327
Weighted average Common Shares and Units outstanding – diluted	389,394	387,642	389,300	388,374

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Land	$5,580,878	$5,814,790
Depreciable property	22,251,673	22,370,811
Projects under development	89,347	24,307
Land held for development	60,165	62,998
Investment in real estate	27,982,063	28,272,906
Accumulated depreciation	(8,813,578)	(8,354,282)
Investment in real estate, net	19,168,485	19,918,624
Investments in unconsolidated entities[1]	256,311	127,448
Cash and cash equivalents	44,788	123,832
Restricted deposits	76,679	236,404
Right-of-use assets	465,814	474,713
Other assets	253,328	288,220
Total assets	$20,265,405	$21,169,241

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,967,827	$2,191,201
Notes, net	5,340,807	5,835,222
Line of credit and commercial paper	189,557	315,030
Accounts payable and accrued expenses	175,843	107,013
Accrued interest payable	49,652	69,510
Lease liabilities	309,548	312,335
Other liabilities	287,955	353,102
Security deposits	69,247	66,141
Distributions payable	242,695	233,502
Total liabilities	8,633,131	9,483,056

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	370,537	498,977
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of September 30, 2022 and December 31, 2021	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 376,169,253 shares issued and outstanding as of September 30, 2022 and 375,527,195 shares issued and outstanding as of December 31, 2021	3,762	3,755
Paid in capital	9,267,450	9,121,122
Retained earnings	1,737,107	1,827,063
Accumulated other comprehensive income (loss)	(872)	(34,272)
Total shareholders’ equity	11,044,727	10,954,948
Noncontrolling Interests:
Operating Partnership	218,577	214,094
Partially Owned Properties	(1,567)	18,166
Total Noncontrolling Interests	217,010	232,260
Total equity	11,261,737	11,187,208
Total liabilities and equity	$20,265,405	$21,169,241

1 Includes $196.0 million and $72.5 million in unconsolidated development projects as of September 30, 2022 and December 31, 2021, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

Equity Residential Portfolio Summary As of September 30, 2022

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	66	15,259	18.8%	$2,758
Orange County	13	4,028	5.3%	2,663
San Diego	12	2,878	4.1%	2,853
Subtotal – Southern California	91	22,165	28.2%	2,753

San Francisco	44	11,788	16.2%	3,204
Washington, D.C.	47	14,715	15.6%	2,501
New York	34	8,536	12.6%	4,230
Boston	27	7,170	11.5%	3,295
Seattle	46	9,525	11.1%	2,558
Subtotal – Established Markets	289	73,899	95.2%	2,973

Expansion Markets:
Denver	8	2,498	2.6%	2,340
Atlanta	4	1,215	1.0%	2,035
Dallas/Ft. Worth	4	1,241	0.8%	1,820
Austin	3	741	0.4%	1,765
Subtotal – Expansion Markets	19	5,695	4.8%	2,088
Total	308	79,594	100.0%	$2,910

	Properties	Apartment Units
Wholly Owned Properties	293	76,480
Partially Owned Properties – Consolidated	15	3,114
	308	79,594

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

3rd Quarter 2022 Earnings Release	8

Equity Residential

Portfolio Rollforward Q3 2022

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
6/30/2022	310	80,227
Acquisitions:
Unconsolidated Land Parcels (1)	—	—	$56,886

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(2)	(591)	$(480,500)	(3.5%)

Configuration Changes	—	(42)
9/30/2022	308	79,594

Portfolio Rollforward 2022

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2021	310	80,407
Acquisitions:
Consolidated Rental Properties	1	172	$113,000	3.5%
Unconsolidated Land Parcels (1)	—	—	$56,886

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(3)	(945)	$(746,150)	(3.4%)

Configuration Changes	—	(40)
9/30/2022	308	79,594

(1)
The Company entered into separate unconsolidated joint ventures for the purpose of developing vacant land parcels in suburban Dallas/Ft. Worth, TX and suburban Boston, MA. The purchase price listed represents the total consideration for the closing of the respective joint ventures. The Company's total investment in these two joint ventures is approximately $63.2 million as of September 30, 2022. See Development and Lease-Up Projects for additional detail.

3rd Quarter 2022 Earnings Release	9

Equity Residential

Third Quarter 2022 vs. Third Quarter 2021

Same Store Results/Statistics Including 73,402 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Third Quarter 2022								Third Quarter 2021
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$627,320	(1)	12.1%	$23,392	5.7%	$650,712	11.8%	Revenues	$559,690	$22,128	$581,818
Expenses	$198,980		3.4%	$6,052	5.8%	$205,032	3.5%	Expenses	$192,418	$5,721	$198,139
NOI	$428,340		16.6%	$17,340	5.7%	$445,680	16.2%	NOI	$367,272	$16,407	$383,679

Average Rental Rate	$2,955		12.3%					Average Rental Rate	$2,632
Physical Occupancy	96.5%		(0.1%)					Physical Occupancy	96.6%
Turnover	13.8%		0.0%					Turnover	13.8%

Third Quarter 2022 vs. Second Quarter 2022

Same Store Results/Statistics Including 77,788 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

Third Quarter 2022								Second Quarter 2022
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$653,383	(1)	2.1%	$24,124	1.2%	$677,507	2.1%	Revenues	$640,027	$23,827	$663,854
Expenses	$210,547		4.6%	$6,261	4.6%	$216,808	4.6%	Expenses	$201,334	$5,983	$207,317
NOI	$442,836		0.9%	$17,863	0.1%	$460,699	0.9%	NOI	$438,693	$17,844	$456,537

Average Rental Rate	$2,906		2.4%					Average Rental Rate	$2,838
Physical Occupancy	96.4%		(0.3%)					Physical Occupancy	96.7%
Turnover	14.0%		2.8%					Turnover	11.2%

September YTD 2022 vs. September YTD 2021

Same Store Results/Statistics Including 72,869 Same Store Apartment Units

($ in thousands except for Average Rental Rate)

September YTD 2022								September YTD 2021
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total
Revenues	$1,813,450	(1)	11.2%	$68,731	8.1%	$1,882,181	11.1%	Revenues	$1,630,928	$63,575	$1,694,503
Expenses	$583,185		3.0%	$17,802	3.1%	$600,987	3.0%	Expenses	$566,210	$17,261	$583,471
NOI	$1,230,265		15.5%	$50,929	10.0%	$1,281,194	15.3%	NOI	$1,064,718	$46,314	$1,111,032

Average Rental Rate	$2,866		10.5%					Average Rental Rate	$2,594
Physical Occupancy	96.5%		0.6%					Physical Occupancy	95.9%
Turnover	33.6%		(1.6%)					Turnover	35.2%

(1)
See page 11 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

3rd Quarter 2022 Earnings Release	10

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Third Quarter 2022 vs. Third Quarter 2021		Third Quarter 2022 vs. Second Quarter 2022		Sept. YTD 2022 vs. Sept. YTD 2021
	73,402 Same Store Apartment Units		77,788 Same Store Apartment Units		72,869 Same Store Apartment Units
	Q3 2022	Q3 2021	Q3 2022	Q2 2022	Sept. YTD 2022	Sept. YTD 2021
Same Store Residential Revenues (GAAP Basis)	$627,320	$559,690	$653,383	$640,027	$1,813,450	$1,630,928
Leasing Concessions amortized	914	10,553	1,431	2,156	6,132	34,517
Leasing Concessions granted	(417)	(2,169)	(466)	(1,502)	(3,018)	(26,482)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$627,817	$568,074	$654,348	$640,681	$1,816,564	$1,638,963

% change - GAAP revenue	12.1%		2.1%		11.2%

% change - cash revenue	10.5%		2.1%		10.8%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 72,869 Same Store Apartment Units

($ in thousands)

	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021
Same store revenues	$647,237	$633,755	$601,189	$597,100	$578,667
Same store expenses	203,749	195,775	201,463	191,192	196,950
Same store NOI (includes Residential and Non-Residential)	$443,488	$437,980	$399,726	$405,908	$381,717

3rd Quarter 2022 Earnings Release	11

Equity Residential

Same Store Resident/Tenant Accounts Receivable Balances

Including 72,869 Same Store Apartment Units

($ in thousands)

	Residential			Non-Residential
Balance Sheet (Other assets):	September 30, 2022		June 30, 2022	September 30, 2022	June 30, 2022
Resident/tenant accounts receivable balances	$33,159		$34,568	$3,915	$3,410
Allowance for doubtful accounts	(29,212)		(31,068)	(2,735)	(2,534)
Net receivable balances	$3,947	(1)	$3,500	$1,180	$876

Straight-line receivable balances	$1,496	(2)	$1,993	$12,433	$12,482

(1)
The Company held same store Residential security deposits approximating 56.6% of the net Residential receivable balance at September 30, 2022.
(2)
Total same store Residential Leasing Concessions granted in the third quarter of 2022 were approximately $0.4 million. The straight-line receivable balance of $1.5 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in the remainder of 2022 and the first three quarters of 2023.

Same Store Residential Bad Debt

Including 72,869 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q3 2022	Q2 2022	Q3 2021
Bad Debt, Net (1)	$5,860	$(1,407)	$4,070
% of Same Store Residential Revenues	0.9%	(0.2%)	0.7%

(1)
Bad Debt, Net benefited from additional resident payments due to governmental rental assistance programs of approximately $7.7 million during the third quarter of 2022 as these programs wind down. These payments totaled $14.2 million and $12.5 million in the second quarter of 2022 and third quarter of 2021, respectively.

3rd Quarter 2022 Earnings Release	12

Equity Residential Third Quarter 2022 vs. Third Quarter 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q3 2022 % of Actual NOI	Q3 2022 Average Rental Rate	Q3 2022 Weighted Average Physical Occupancy %	Q3 2022 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,662	19.5%	$2,766	96.9%	10.7%	8.5%	(1)	3.6%	10.6%	9.2%	(0.6%)	(1.1%)
Orange County	4,028	5.7%	2,663	97.1%	10.7%	10.5%	(1)	6.5%	11.7%	11.8%	(1.0%)	(0.3%)
San Diego	2,706	4.0%	2,822	96.7%	10.8%	9.1%	(1)	6.4%	9.9%	10.5%	(1.1%)	(3.2%)
Subtotal – Southern California	21,396	29.2%	2,754	96.9%	10.7%	8.9%		4.3%	10.7%	9.8%	(0.8%)	(1.2%)

San Francisco	11,366	17.1%	3,212	95.9%	13.3%	10.8%		6.1%	12.9%	10.2%	0.6%	(1.0%)
Washington, D.C.	14,399	16.1%	2,492	96.9%	14.2%	7.2%		4.2%	8.8%	7.0%	0.3%	(0.5%)
New York	8,536	14.2%	4,230	96.9%	14.8%	22.9%		1.5%	45.2%	22.8%	0.1%	2.5%
Seattle	9,331	11.4%	2,554	95.5%	15.8%	13.0%		(1.8%)	20.2%	13.7%	(0.6%)	1.4%
Boston	6,430	9.9%	3,288	96.0%	17.8%	14.4%		4.4%	19.2%	14.1%	0.2%	0.8%
Denver	1,624	1.8%	2,341	96.6%	19.7%	11.6%		8.0%	13.1%	11.9%	(0.3%)	1.3%
Other Expansion Markets	320	0.3%	2,190	96.1%	14.1%	11.3%		13.8%	9.8%	12.6%	(0.8%)	0.0%

Total	73,402	100.0%	$2,955	96.5%	13.8%	12.1%	(2)	3.4%	16.6%	12.3%	(0.1%)	0.0%

(1)
Excluding the negative impact of Bad Debt, Net which was primarily driven by a reduction in governmental rental assistance, same store revenue growth would have been 8.9%, 11.3% and 10.9% for Los Angeles, Orange County and San Diego, respectively.

(2)
With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 10.5% in the third quarter of 2022 compared to the third quarter of 2021. See page 11 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.3% of total revenues for the nine months ended September 30, 2022.

3rd Quarter 2022 Earnings Release	13

Equity Residential Third Quarter 2022 vs. Second Quarter 2022 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q3 2022 % of Actual NOI	Q3 2022 Average Rental Rate	Q3 2022 Weighted Average Physical Occupancy %	Q3 2022 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,662	18.8%	$2,766	96.9%	10.7%	(1.9%)	(1)	3.5%	(3.9%)	(1.9%)	0.0%	1.5%
Orange County	4,028	5.5%	2,663	97.1%	10.7%	0.0%	(1)	7.8%	(2.0%)	0.2%	(0.1%)	1.9%
San Diego	2,878	4.1%	2,853	96.7%	11.2%	3.4%	(1)	7.8%	2.2%	4.0%	(0.6%)	1.5%
Subtotal – Southern California	21,568	28.4%	2,758	96.9%	10.8%	(0.8%)		4.6%	(2.7%)	(0.8%)	(0.1%)	1.6%

San Francisco	11,366	16.6%	3,212	95.9%	13.3%	1.0%	(1)	6.7%	(1.3%)	1.9%	(0.8%)	3.9%
Washington, D.C.	14,399	15.6%	2,492	96.9%	14.2%	2.8%		4.0%	2.2%	2.8%	0.1%	2.8%
New York	8,536	13.7%	4,230	96.9%	14.8%	6.6%		1.5%	10.8%	6.8%	(0.2%)	2.9%
Seattle	9,524	11.3%	2,558	95.5%	15.9%	3.4%		3.8%	3.2%	3.2%	0.2%	1.3%
Boston	6,700	9.9%	3,263	95.9%	17.7%	3.2%		4.0%	2.9%	4.2%	(0.9%)	5.7%
Denver	2,498	2.7%	2,340	96.4%	20.1%	2.4%		10.6%	(0.7%)	2.7%	(0.3%)	2.4%
Other Expansion Markets	3,197	1.8%	1,855	95.6%	16.9%	(1.5%)		16.0%	(15.8%)	(0.3%)	(1.2%)	4.8%

Total	77,788	100.0%	$2,906	96.4%	14.0%	2.1%	(2)	4.6%	0.9%	2.4%	(0.3%)	2.8%

(1)
Excluding the negative impact of Bad Debt, Net which was primarily driven by a reduction in governmental rental assistance, same store revenue growth would have been 2.5%, 2.7% and 1.8% for Los Angeles, Orange County and San Francisco, respectively. In San Diego, same store revenue growth would have been 2.8% excluding the benefit of Bad Debt, Net, which was primarily due to timing of governmental rental assistance.

(2)
With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 2.1% in the third quarter of 2022 compared to the second quarter of 2022. See page 11 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.3% of total revenues for the nine months ended September 30, 2022.

3rd Quarter 2022 Earnings Release	14

Equity Residential September YTD 2022 vs. September YTD 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	Sept. YTD 22 % of Actual NOI	Sept. YTD 22 Average Rental Rate	Sept. YTD 22 Weighted Average Physical Occupancy %	Sept. YTD 22 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,662	20.0%	$2,725	96.9%	28.3%	11.5%	(1)	3.1%	15.4%	11.4%	0.2%	(3.8%)
Orange County	4,028	5.8%	2,591	97.1%	25.8%	13.0%	(1)	4.3%	15.6%	13.6%	(0.6%)	(1.4%)
San Diego	2,706	4.1%	2,737	97.0%	29.3%	10.9%	(1)	4.9%	12.7%	11.9%	(0.7%)	(5.2%)
Subtotal – Southern California	21,396	29.9%	2,701	97.0%	28.0%	11.7%		3.5%	15.1%	11.8%	0.0%	(3.5%)

San Francisco	11,366	17.6%	3,127	96.3%	32.1%	9.8%	(1)	4.4%	12.3%	8.0%	1.6%	(5.2%)
Washington, D.C.	14,186	16.2%	2,432	96.9%	33.8%	5.3%		5.3%	5.2%	4.7%	0.6%	(2.5%)
New York	8,536	13.1%	3,964	97.0%	34.9%	19.1%		1.6%	39.0%	15.8%	2.7%	3.9%
Seattle	9,331	11.4%	2,472	95.1%	41.9%	10.0%		(3.2%)	16.3%	10.7%	(0.7%)	2.5%
Boston	6,430	9.9%	3,165	96.2%	37.3%	11.5%		4.9%	14.8%	10.9%	0.5%	(0.4%)
Denver	1,624	1.9%	2,275	96.9%	48.4%	12.4%		7.3%	14.5%	12.0%	0.2%	2.5%

Total	72,869	100.0%	$2,866	96.5%	33.6%	11.2%	(2)	3.0%	15.5%	10.5%	0.6%	(1.6%)

(1)
Excluding the positive impact of Bad Debt, Net which was primarily driven by receipt of governmental rental assistance, same store revenue growth would have been 8.3%, 11.8% and 8.6% for Los Angeles, Orange County and San Francisco, respectively. In San Diego, same store revenue growth would have been 11.6% excluding the negative impact of Bad Debt, Net, which was primarily due to timing of governmental rental assistance.

(2)
With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 10.8% in the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. See page 11 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.3% of total revenues for the nine months ended September 30, 2022.

3rd Quarter 2022 Earnings Release	15

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 72,869 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q3 2022	Q2 2022	Q3 2022	Q2 2022	Q3 2022	Q2 2022
Southern California	14.0%	15.8%	7.6%	7.3%	10.3%	10.7%
San Francisco	9.1%	14.9%	8.4%	9.1%	8.8%	11.7%
Washington, D.C.	9.4%	11.1%	7.5%	8.3%	8.3%	9.6%
New York	22.2%	38.1%	14.8%	19.2%	18.0%	27.4%
Seattle	10.3%	17.5%	11.1%	13.1%	10.7%	15.3%
Boston	11.1%	17.8%	11.4%	12.4%	11.3%	14.9%
Denver	8.7%	12.7%	8.8%	12.3%	8.7%	12.5%
Total	13.0%	19.1%	10.0%	11.2%	11.3%	14.8%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 3 for October 2022 preliminary data.

3rd Quarter 2022 Earnings Release	16

Equity Residential

Third Quarter 2022 vs. Third Quarter 2021

Total Same Store Operating Expenses Including 73,402 Same Store Apartment Units

($ in thousands)

	Q3 2022	Q3 2021	$ Change (1)	% Change	% of Q3 2022 Operating Expenses
Real estate taxes	$84,246	$83,745	$501	0.6%	41.1%
On-site payroll	39,026	40,571	(1,545)	(3.8%)	19.0%
Utilities	33,884	29,764	4,120	13.8%	16.5%
Repairs and maintenance	27,391	24,850	2,541	10.2%	13.4%
Insurance	7,325	6,563	762	11.6%	3.6%
Leasing and advertising	2,668	2,515	153	6.1%	1.3%
Other on-site operating expenses	10,492	10,131	361	3.6%	5.1%
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$205,032	$198,139	$6,893	3.5%	100.0%

September YTD 2022 vs. September YTD 2021

Total Same Store Operating Expenses Including 72,869 Same Store Apartment Units

($ in thousands)

	YTD 2022	YTD 2021	$ Change (1)	% Change	% of YTD 2022 Operating Expenses
Real estate taxes	$251,016	$249,863	$1,153	0.5%	41.8%
On-site payroll	114,172	118,679	(4,507)	(3.8%)	19.0%
Utilities	96,872	85,906	10,966	12.8%	16.1%
Repairs and maintenance	77,581	70,771	6,810	9.6%	12.9%
Insurance	21,488	19,606	1,882	9.6%	3.6%
Leasing and advertising	7,121	7,727	(606)	(7.8%)	1.2%
Other on-site operating expenses	32,737	30,919	1,818	5.9%	5.4%
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$600,987	$583,471	$17,516	3.0%	100.0%

(1)
The quarter-over-quarter and year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to modest escalation in rates and assessed values.

On-site payroll – Improved sales and service staff utilization from various technology initiatives and higher than usual staffing vacancies during the periods presented.

Utilities – Increase from gas and electric primarily driven by higher commodity prices.

Repairs and maintenance – Increase primarily driven by volume and timing of maintenance and repairs along with increases in minimum wage on contracted services.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Year-over-year decrease due primarily to reduction in use of outside residential brokers. Quarter-over-quarter increase due primarily to increase in use of outside retail brokers.

Other on-site operating expenses – Increase driven by higher property-related legal expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

3rd Quarter 2022 Earnings Release	17

Equity Residential

Debt Summary as of September 30, 2022

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,967,827	26.2%	3.39%	4.9
Unsecured	5,530,364	73.8%	3.58%	9.7
Total	$7,498,191	100.0%	3.53%	8.5
Fixed Rate Debt:
Secured – Conventional	$1,634,342	21.8%	3.68%	4.1
Unsecured – Public	5,340,807	71.2%	3.65%	10.1
Fixed Rate Debt	6,975,149	93.0%	3.66%	8.7
Floating Rate Debt:
Secured – Conventional	97,611	1.3%	3.33%	1.4
Secured – Tax Exempt	235,874	3.1%	1.29%	11.7
Unsecured – Revolving Credit Facility	—	—	—	2.1
Unsecured – Commercial Paper Program (2)	189,557	2.6%	1.18%	—
Floating Rate Debt	523,042	7.0%	1.56%	5.7
Total	$7,498,191	100.0%	3.53%	8.5
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At September 30, 2022, the Weighted Average Coupon and weighted average maturity of commercial paper outstanding was 3.20% and 28 days, respectively. The weighted average amount outstanding for the nine months ended September 30, 2022 was approximately $177.9 million.

Note: The Company capitalized interest of approximately $4.2 million and $12.4 million during the nine months ended September 30, 2022 and 2021, respectively. The Company capitalized interest of approximately $1.9 million and $4.2 million during the quarters ended September 30, 2022 and 2021, respectively.

3rd Quarter 2022 Earnings Release	18

Equity Residential

Debt Maturity Schedule as of September 30, 2022

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2022	$165	$190,040	(2)	$190,205	2.5%	3.48%	3.20%
2023 (3)	825,588	68,276		893,864	11.8%	4.19%	4.21%
2024	—	6,100		6,100	0.1%	N/A	2.37%
2025	450,000	42,556		492,556	6.6%	3.38%	3.50%
2026	592,025	9,000		601,025	7.9%	3.58%	3.56%
2027	400,000	9,800		409,800	5.4%	3.25%	3.23%
2028	900,000	10,700		910,700	12.0%	3.79%	3.77%
2029	888,120	11,500		899,620	11.9%	3.30%	3.29%
2030	1,095,000	12,600		1,107,600	14.6%	2.55%	2.54%
2031	528,500	39,700		568,200	7.5%	1.94%	1.97%
2032+	1,350,850	138,900		1,489,750	19.7%	4.39%	4.21%
Subtotal	7,030,248	539,172		7,569,420	100.0%	3.48%	3.46%
Deferred Financing Costs and Unamortized (Discount)	(55,099)	(16,130)		(71,229)	N/A	N/A	N/A
Total	$6,975,149	$523,042		$7,498,191	100.0%	3.48%	3.46%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $190.0 million in principal outstanding on the Company’s commercial paper program.
(3)
During the second and third quarters of 2022, the Company entered into $350.0 million of forward starting swaps on ten-year SOFR at a weighted average rate of 2.69% (currently equivalent to a ten-year U.S. Treasury of approximately 3.0%) to hedge the U.S. Treasury risk for the refinancing of 2023 maturities.

3rd Quarter 2022 Earnings Release	19

Equity Residential

Selected Unsecured Public Debt Covenants

	September 30,	June 30,
	2022	2022
Debt to Adjusted Total Assets (not to exceed 60%)	27.5%	29.0%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	8.0%	7.9%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	6.15	5.54

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	500.0%	461.5%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	September 30,	June 30,
	2022	2022
Total debt to Normalized EBITDAre	4.58x	5.05x

Net debt to Normalized EBITDAre	4.54x	5.01x

Unencumbered NOI as a % of total NOI	88.3%	88.4%

Note: See Normalized EBITDAre Reconciliations for detail.

3rd Quarter 2022 Earnings Release	20

Equity Residential

Capital Structure as of September 30, 2022

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,967,827	26.2%
Unsecured Debt			5,530,364	73.8%
Total Debt			7,498,191	100.0%	22.3%
Common Shares (includes Restricted Shares)	376,169,253	96.7%
Units (includes OP Units and Restricted Units)	12,844,608	3.3%
Total Shares and Units	389,013,861	100.0%
Common Share Price at September 30, 2022	$67.22
			26,149,512	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%
Total Equity			26,186,792	100.0%	77.7%

Total Market Capitalization			$33,684,983		100.0%

Perpetual Preferred Equity as of September 30, 2022

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

3rd Quarter 2022 Earnings Release	21

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Sept. YTD 2022	Sept. YTD 2021	Q3 2022	Q3 2021
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	375,710,361	373,473,847	375,849,762	374,307,789
Shares issuable from assumed conversion/vesting of:
- OP Units	11,892,922	12,367,392	11,895,558	12,018,963
- long-term compensation shares/units	1,784,035	1,801,057	1,554,258	2,046,947
- ATM forward sales	6,276	—	—	—
Total Common Shares and Units - diluted	389,393,594	387,642,296	389,299,578	388,373,699

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	375,710,361	373,473,847	375,849,762	374,307,789
OP Units - basic	11,892,922	12,367,392	11,895,558	12,018,963
Total Common Shares and OP Units - basic	387,603,283	385,841,239	387,745,320	386,326,752
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,784,035	1,801,057	1,554,258	2,046,947
- ATM forward sales	6,276	—	—	—
Total Common Shares and Units - diluted	389,393,594	387,642,296	389,299,578	388,373,699

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	376,169,253	375,002,588
Units (includes OP Units and Restricted Units)	12,844,608	12,859,748
Total Shares and Units	389,013,861	387,862,336

3rd Quarter 2022 Earnings Release	22

Equity Residential Development and Lease-Up Projects as of September 30, 2022 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
Reverb (fka 9th and W) (2)	Washington, D.C.	92%	312	$108,027	$74,695	$32,963	74%	Q3 2021	Q2 2023	Q3 2023	Q3 2024	– / –
Laguna Clara II	Santa Clara, CA	100%	225	152,621	14,652	—	6%	Q2 2022	Q4 2024	Q1 2025	Q4 2025	– / –
Projects Under Development - Consolidated			537	260,648	89,347	32,963

Projects Completed Not Stabilized:
Aero Apartments	Alameda, CA	90%	200	117,794	113,596	64,648	100%	Q3 2019	Q2 2021	Q2 2021	Q1 2023	91% / 89%
Alcott Apartments (fka West End Tower)	Boston, MA	100%	470	409,749	407,889	—	100%	Q2 2018	Q3 2021	Q4 2021	Q4 2022	97% / 96%
Projects Completed Not Stabilized - Consolidated			670	527,543	521,485	64,648

Projects Completed and Stabilized During the Quarter:
The Edge (fka 4885 Edgemoor Lane) (2)	Bethesda, MD	100%	154	72,971	72,727	—	100%	Q3 2019	Q3 2021	Q3 2021	Q3 2022	98% / 97%
Projects Completed and Stabilized During the Quarter - Consolidated			154	72,971	72,727	—

UNCONSOLIDATED: (3)
Projects Under Development:
Alloy Sunnyside	Denver, CO	80%	209	66,004	32,240	—	41%	Q3 2021	Q2 2023	Q4 2023	Q3 2024	– / –
Alexan Harrison	Harrison, NY	62%	450	198,664	83,635	—	25%	Q3 2021	Q3 2023	Q2 2024	Q4 2025	– / –
Solana Beeler Park	Denver, CO	90%	270	81,206	23,652	—	15%	Q4 2021	Q4 2023	Q2 2024	Q1 2025	– / –
Remy (Toll)	Frisco, TX	75%	357	96,937	40,564	—	28%	Q1 2022	Q1 2024	Q4 2024	Q3 2025	– / –
Settler (Toll)	Fort Worth, TX	75%	362	81,775	22,321	—	19%	Q2 2022	Q2 2024	Q3 2024	Q3 2025	– / –
Lyle (Toll) (2)	Dallas, TX	75%	334	86,332	6,185	—	5%	Q3 2022	Q4 2024	Q2 2025	Q1 2026	– / –
Projects Under Development - Unconsolidated			1,982	610,918	208,597	—

Total Development Projects - Consolidated			1,361	861,162	683,559	97,611
Total Development Projects - Unconsolidated			1,982	610,918	208,597	—
Total Development Projects			3,343	$1,472,080	$892,156	$97,611

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q3 2022 NOI
Projects Under Development - Consolidated	$260,648	$—
Projects Completed Not Stabilized - Consolidated	527,543	6,085
Projects Completed and Stabilized During the Quarter - Consolidated	72,971	912
Projects Under Development - Unconsolidated	610,918	—
	$1,472,080	$6,997

(1)
All non-wholly owned projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company. As of September 30, 2022, no draws have been made on the construction loans for the unconsolidated joint venture projects under development.

(2)
The land parcels under these projects are subject to long-term ground leases.

(3)
The Company has eight unconsolidated development joint ventures as of September 30, 2022. In addition to the six projects disclosed in “Projects Under Development – Unconsolidated” above, the Company has two additional unconsolidated joint venture projects that have not yet started but are expected to do so in the fourth quarter of 2022 and the second quarter of 2023 and eventually deliver approximately 745 apartment units.

3rd Quarter 2022 Earnings Release	23

Equity Residential Capital Expenditures to Real Estate For the Nine Months Ended September 30, 2022 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties/Other		Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	72,869		6,725		79,594

Building Improvements	$66,157		$10,824		$76,981	$908

Renovation Expenditures	30,404	(1)	3,589	(2)	33,993	417

Replacements	29,080		1,653		30,733	399

Capital Expenditures to Real Estate (3)	$125,641		$16,066		$141,707	$1,724

(1)
Renovation Expenditures on 1,242 same store apartment units for the nine months ended September 30, 2022 approximated $24,480 per apartment unit renovated.

(2)
Represents expenditures for two properties that have been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovations are expected to continue through at least the end of 2023 at both properties.

(3)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

3rd Quarter 2022 Earnings Release	24

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2022			2021
	September 30, 2022	June 30, 2022	Q3	Q2	Q1	Q4	Q3
Net income	$1,202,619	$1,314,786	$335,165	$232,678	$73,798	$560,978	$447,332
Interest expense incurred, net	286,833	282,672	72,412	71,889	72,792	69,740	68,251
Amortization of deferred financing costs	8,986	8,814	2,220	2,124	2,077	2,565	2,048
Amortization of above/below market lease intangibles	4,464	4,464	1,116	1,116	1,116	1,116	1,116
Depreciation	890,136	891,404	214,129	223,806	229,961	222,240	215,397
Income and other tax expense (benefit)	961	1,093	152	291	282	236	284
EBITDA	2,393,999	2,503,233	625,194	531,904	380,026	856,875	734,428

Net (gain) loss on sales of real estate properties	(788,906)	(956,283)	(196,551)	(107,897)	102	(484,560)	(363,928)
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,309)	(1,309)	—	—	(9)	(1,300)	—
EBITDAre	1,603,784	1,545,641	428,643	424,007	380,119	371,015	370,500

Impairment – non-operating assets	16,769	16,769	—	—	—	16,769	—
Write-off of pursuit costs (other expenses)	6,265	6,394	781	1,052	1,463	2,969	910
(Income) loss from investments in unconsolidated entities - operations	5,135	5,264	1,027	1,168	1,270	1,670	1,156
Realized (gain) loss on investment securities (interest and other income)	(2,061)	(2,064)	3	2	(2,066)	—	—
Insurance/litigation settlement or reserve income (interest and other income)	(1,658)	(2,300)	(100)	(311)	(1,227)	(20)	(742)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	5,232	7,103	—	—	750	4,482	1,871
Advocacy contributions (other expenses)	1,663	993	720	567	175	201	50
Other	1,051	(346)	1,397	(70)	(69)	(207)	—
Normalized EBITDAre	$1,636,180	$1,577,454	$432,471	$426,415	$380,415	$396,879	$373,745

Balance Sheet Items:	September 30, 2022	June 30, 2022
Total debt	$7,498,191	$7,968,043
Cash and cash equivalents	(44,788)	(45,010)
Mortgage principal reserves/sinking funds	(23,484)	(21,752)
Net debt	$7,429,919	$7,901,281

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

3rd Quarter 2022 Earnings Release	25

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Nine Months Ended September 30,			Quarter Ended September 30,
	2022	2021	Variance	2022	2021	Variance
Impairment – non-operating assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	3,296	3,557	(261)	781	910	(129)

Write-off of unamortized deferred financing costs (interest expense)	369	264	105	277	—	277
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	3,947	—	3,947	3,570	—	3,570
Debt extinguishment and preferred share redemption (gains) losses	4,316	264	4,052	3,847	—	3,847

Net (gain) loss on sales of land parcels	—	(5)	5	—	—	—
(Income) loss from investments in unconsolidated entities ─ non-operating assets	887	423	464	153	294	(141)
Realized (gain) loss on investment securities (interest and other income)	(2,061)	(23,432)	21,371	3	—	3
Non-operating asset (gains) losses	(1,174)	(23,014)	21,840	156	294	(138)

Insurance/litigation settlement or reserve income (interest and other income)	(1,638)	(1,070)	(568)	(100)	(742)	642
Insurance/litigation/environmental settlement or reserve expense (other expenses)	750	5,083	(4,333)	—	1,871	(1,871)
Advocacy contributions (other expenses)	1,462	507	955	720	50	670
Other	1,258	—	1,258	1,397	—	1,397
Other miscellaneous items	1,832	4,520	(2,688)	2,017	1,179	838

Adjustments from FFO to Normalized FFO	$8,270	$(14,673)	$22,943	$6,801	$2,383	$4,418

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

3rd Quarter 2022 Earnings Release	26

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q4 2022	Revised Full Year 2022	Previous Full Year 2022

2022 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.94 to $0.96	$3.52 to $3.54	$3.48 to $3.58

2022 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.4%	96.5%
Revenue change		10.6%	10.0% to 11.0%
Expense change		3.3%	2.5% to 3.5%
NOI change (1)		14.25%	13.75% to 14.75%

2022 Transaction Assumptions

Consolidated rental acquisitions		$113.0M	$113.0M
Consolidated rental dispositions		$746.0M	$746.0M
Transaction Accretion (Dilution)		–	–

2022 Debt Assumptions

Weighted average debt outstanding		$7.85B to $7.95B	$7.85B to $8.0B
Interest expense, net (on a Normalized FFO basis)		$278.5M to $281.5M	$279.0M to $285.0M
Capitalized interest		$6.5M to $7.5M	$5.5M to $7.5M

2022 Capital Expenditures to Real Estate Assumptions for Same Store Properties (2)

Capital Expenditures to Real Estate for Same Store Properties		$192.5M	$192.5M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$2,600	$2,600

2022 Other Guidance Assumptions

Property management expense		$110.0M to $111.0M	$110.0M to $112.0M
General and administrative expense		$59.0M to $60.0M	$58.0M to $60.0M
Debt offerings		No amounts budgeted	No amounts budgeted
Weighted average Common Shares and Units - Diluted		389.7M	389.4M

(1)
Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

(2)
During 2022, the Company expects to spend approximately $42.0 million for apartment unit Renovation Expenditures on approximately 1,750 same store apartment units at an average cost of approximately $24,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

3rd Quarter 2022 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024. The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

September 30, 2022
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(190,000)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,463)
Unsecured revolving credit facility availability	$2,306,537

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

3rd Quarter 2022 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Nine Months Ended September 30, 2022	Quarter Ended September 30, 2022
Net Gain (Loss) on Sales of Real Estate Properties	$304,346	$196,551
Accumulated Depreciation Gain	(202,488)	(141,357)
Economic Gain (Loss)	$101,858	$55,194

3rd Quarter 2022 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Forecasted Embedded Growth – The positive or negative contribution to growth implied by annualizing total lease income anticipated for the last month of the current year (without regard to vacancy) compared to anticipated actual full year lease income for the current year (without regard to vacancy) and excluding the impact of Leasing Concessions and other income. This metric is a helpful data point in that it captures the impact of leases in existence at the end of the current year and their impact on rental income for the following year.

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

3rd Quarter 2022 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual Sept.	Actual Sept.	Actual	Actual	Expected	Expected
	YTD 2022	YTD 2021	Q3 2022	Q3 2021	Q4 2022	2022
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.63	$2.14	$0.86	$1.15	$0.39 to $0.41	$2.02 to $2.04
Depreciation expense	1.71	1.58	0.55	0.55	0.54	2.25
Net (gain) loss on sales	(0.78)	(1.51)	(0.51)	(0.94)	—	(0.78)
Impairment – operating assets	—	—	—	—	—	—

FFO per share – Diluted	2.56	2.21	0.90	0.76	0.93 to 0.95	3.49 to 3.51

Impairment – non-operating assets	—	—	—	—	—	—
Write-off of pursuit costs	0.01	0.01	—	0.01	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	0.01	—	0.01	—	—	0.01
Non-operating asset (gains) losses	—	(0.06)	—	—	—	—
Other miscellaneous items	—	0.01	0.01	—	0.01	0.01

Normalized FFO per share – Diluted	$2.58	$2.17	$0.92	$0.77	$0.94 to $0.96	$3.52 to $3.54

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Nine Months Ended September 30,		Quarter Ended September 30,
	2022	2021	2022	2021
Operating income	$873,683	$1,033,958	$414,011	$521,554
Adjustments:
Property management	83,035	74,357	25,729	23,772
General and administrative	47,033	43,102	13,372	13,041
Depreciation	667,896	616,032	214,129	215,397
Net (gain) loss on sales of real estate properties	(304,346)	(587,623)	(196,551)	(363,928)
Total NOI	$1,367,301	$1,179,826	$470,690	$409,836
Rental income:
Same store	$1,882,181	$1,694,503	$650,712	$581,818
Non-same store/other	153,296	124,364	44,387	41,388
Total rental income	2,035,477	1,818,867	695,099	623,206
Operating expenses:
Same store	600,987	583,471	205,032	198,139
Non-same store/other	67,189	55,570	19,377	15,231
Total operating expenses	668,176	639,041	224,409	213,370
NOI:
Same store	1,281,194	1,111,032	445,680	383,679
Non-same store/other	86,107	68,794	25,010	26,157
Total NOI	$1,367,301	$1,179,826	$470,690	$409,836

3rd Quarter 2022 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2021 and 2022, plus any properties in lease-up and not stabilized as of January 1, 2021.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2021, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2022 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

3rd Quarter 2022 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs). Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of September 30, 2022. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the nine months ended September 30, 2022 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

3rd Quarter 2022 Earnings Release	33